Exhibit 99.1

[Cerus Logo]

Contact:

Myesha Edwards

Corporate Communications

Cerus Corporation

(925) 288-6017

CERUS CORPORATION ANNOUNCES THIRD QUARTER

FINANCIAL RESULTS

CONCORD, CA, October 31, 2006 - Cerus Corporation (NASDAQ: CERS) today announced financial results for the third quarter ended September 30, 2006.

Revenues for the third quarter of 2006 were $8.0 million, up from $6.9 million for the third quarter of 2005, with higher amounts attributed to recognition of revenues under an agreement with the Armed Forces awarded in September 2006, relating to research activities that commenced in January 2006, as well as growth of European sales of the INTERCEPT Blood System for platelets. Total operating expenses for the third quarter of 2006 were $10.7 million, up from $8.8 million for the same period in 2005, primarily due to costs associated with establishing and building our commercial operations in Europe, development and regulatory efforts related to the INTERCEPT Blood System for red blood cells, preclinical and Phase I clinical trial activities associated with our immunotherapy programs, and beginning in 2006, recognition of non-cash stock-based compensation expenses recognized in accordance with FAS123R.

Net loss for the third quarter of 2006 was $1.8 million, or $0.06 per share, compared to net loss of $1.7 million, or $0.07 per share, for the third quarter of 2005.

For the nine months ended September 30, 2006, total revenues were $21.4 million, compared to $18.8 million for the same period in 2005. Net loss was $7.8 million, or $0.30 per share, for the nine months ended September 30, 2006, compared to net income of $17.0 million, or $0.72 per diluted share, for the nine months ended September 30, 2005. Net income during the nine months ended September 30, 2005, included a one-time gain of $22.1 million recognized in February 2005 as a result of a disputed loan settlement with Baxter Capital.

At September 30, 2006, the Company had cash, cash equivalents and short-term investments of $69.6 million, an increase of $23.8 million from December 31, 2005, reflecting net proceeds from a March 2006 equity offering of $42.4 million, offset by cash consumed in operations and working capital.

“We have recently met two significant corporate milestones,” said Claes Glassell, president and CEO of Cerus Corporation. “We enrolled patients in the Phase I clinical trials for both our INTERCEPT red blood cell system and our CRS-100 cancer immunotherapeutic. In addition, we have further strengthened our European operation and expanded market coverage through our sales force.”

RECENT HIGHLIGHTS AND UPDATES

•	Cerus had a significant presence at the International Blood Safety Congress held in September, where the INTERCEPT Blood System was the subject of 20 scientific presentations and a satellite symposium;

•	A Phase I clinical trial for the INTERCEPT red blood cell system was initiated in the United States;

•	William “Obi” Greenman was promoted to the newly created position of President, Cerus Europe;

•	Cerus’ INTERCEPT Blood System was highlighted during one oral and six poster presentations at the American Association of Blood Banks Annual Meeting;

•	The first patients were dosed in a Phase I clinical trial for CRS-100, Cerus’ lead immunotherapy product; and

•	Agreements to settle the Company’s class action and derivative lawsuits were reached, subject to court approval.

QUARTERLY CONFERENCE CALL

The company has scheduled its quarterly conference call for 4:30 p.m. Eastern time today. Interested parties can access a live Internet broadcast at www.cerus.com. For those unable to listen to the live broadcast, the call will be temporarily archived.

ABOUT CERUS

Cerus Corporation is developing and commercializing novel, proprietary products and technologies within the fields of blood safety and immunotherapy that are intended to provide safer, more effective medical options to patients in areas of substantial unmet medical needs. In the field of blood safety, the company is developing and commercializing the INTERCEPT Blood System, which is based on the company’s proprietary Helinx technology and is designed to enhance the safety of donated blood components by inactivating viruses, bacteria, parasites and other pathogens, as well as potentially harmful white blood cells. In the field of immunotherapy, the company is employing its proprietary attenuated Listeria vaccine platform to develop a series of novel therapies to treat cancer, and it is applying its proprietary Killed But Metabolically Active technology platform in research and development of prophylactic and therapeutic vaccines for infectious diseases.

INTERCEPT, INTERCEPT Blood System and Helinx are trademarks of Cerus Corporation.

Financial Tables Attached

CERUS CORPORATION

CONDENSED UNAUDITED STATEMENTS OF OPERATIONS

(In thousands except per share information)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2006	2005	2006	2005
Revenues
Milestones and development funding	$2,597	$3,292	$10,618	$8,819
Government grant and cooperative agreements	4,583	3,519	8,764	9,547
Product revenue	794	69	2,049	395

Total Revenues	7,974	6,880	21,431	18,761

Operating expenses
Cost of product revenue	373	—	836	—
Research and development	7,030	6,626	22,069	17,556
Selling, general and administrative	3,273	2,161	10,151	7,198

Total operating expenses	10,676	8,787	33,056	24,754

Loss from operations	(2,702)	(1,907)	(11,625)	(5,993)
Interest income and other, net	915	241	3,836	22,951

Net income (loss)	$(1,787)	$(1,666)	$(7,789)	$16,958

Net income (loss) per share:
Basic	$(0.06)	$(0.07)	$(0.30)	$0.76
Diluted	$(0.06)	$(0.07)	$(0.30)	$0.72
Weighted average common shares outstanding used for basic and diluted income (loss) per share
Basic	27,800	22,373	26,250	22,317
Diluted	27,800	22,373	26,250	23,694

CERUS CORPORATION

CONDENSED UNAUDITED BALANCE SHEETS

(In thousands)

	September 30, 2006	December 31, 2005
Cash, cash equivalents, and short-term investments	$69,591	$45,805
Accounts receivable and other current assets	9,624	5,200
Inventories	1,836	—
Furniture and equipment, net	1,517	1,235
Other assets	6,442	6,420

Total Assets	$89,010	$58,660

Accounts payable and accrued liabilities	$10,129	$7,289
Current loan and interest payable	—	4,826
Deferred gain	3,520	—
Deferred revenues	2,054	11,135
Other current liabilities	100	67
Other long-term liabilities	41	68

Total liabilities	15,844	23,385

Stockholders’ equity	73,166	35,275

Total liabilities and stockholders’ equity	$89,010	$58,660

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